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                                                                Exhibit 23

                       Consent of Independent Auditors




To the Board of Directors
Roadway Express, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-80685) pertaining to the Roadway Express, Inc. 401(k) Stock Savings Plan of our report dated January 22, 1997, with respect to the consolidated financial statements of Roadway Express, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and our report dated March 24, 1997 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Akron, Ohio
June 3, 1997